Exhibit 23.3
Consent of Independent Auditors
We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-4) and related Prospectus of Nabors Industries Ltd. for the registration of senior notes and to the incorporation by reference therein of our report dated March 27, 2009, with respect to the consolidated financial statements of NFR Energy LLC for the year ended December 31, 2008, included in Nabors Industries Ltd.’s Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Houston, Texas
November 18, 2011